Exhibit 8.2

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Time Warner Cable Inc., a Delaware corporation (“TWC”), in connection with (i) the Agreement and Plan of Mergers, dated as of May 23, 2015, (the “Merger Agreement”) among Charter Communications, Inc., (“Charter”), TWC, CCH I, LLC (“New Charter”), Nina Corporation I, Inc. (“Merger Subsidiary One”), Nina Company II, LLC (“Merger Subsidiary Two”) and Nina Company III, LLC (“Merger Subsidiary Three” and together with Merger Subsidiary One and Merger Subsidiary Two, the “Merger Subsidiaries”), pursuant to which, among other things, (a) Merger Subsidiary One will merge with and into TWC, with TWC continuing as the surviving corporation (the “First Merger”), (b) TWC will merge with and into Merger Subsidiary Two, with Merger Subsidiary Two continuing as the surviving entity and a wholly owned subsidiary of New Charter (the “Second Merger”), and (c) Charter will merge with and into Merger Subsidiary Three, with Merger Subsidiary Three continuing as the surviving entity and a wholly owned subsidiary of New Charter (the “Third Merger” and together with the First Merger and the Second Merger, the “Mergers”); and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”).

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, the representation letters of Charter (together with New Charter, Merger Subsidiary Two and Merger Subsidiary Three) and TWC (together with Merger Subsidiary One) delivered to us for purposes of this opinion (the “Tax Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Mergers will be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, (ii) the

statements concerning the Mergers set forth in the Merger Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Mergers, (iii) that the representations made and to be made by Charter, New Charter, the Merger Subsidiaries and TWC pursuant to Section 8.07 of the Merger Agreement, including those contained in the Tax Representation Letters, are and will be accurate and complete and (iv) any representations made in the Merger Agreement or the Tax Representation Letters “to the knowledge of,” or based on the belief of Charter, New Charter, the Merger Subsidiaries or TWC or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Mergers, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by Charter, New Charter, the Merger Subsidiaries and TWC referred to above, which we have assumed will be true as of the effective time of the Mergers.

Based upon the foregoing, and subject to the limitations, exceptions, assumptions, qualifications and beliefs set forth herein, we hereby confirm our opinion as to the material U.S. federal income tax consequences of the Mergers to U.S. holders and non-U.S. holders, as applicable, of TWC common stock set forth in the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences of the Mergers,” to the extent that it constitutes matters of law or legal conclusions.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. This opinion is given as of the date hereof and is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Merger Agreement, the Proxy Statement/Prospectus and the Tax Representation Letters may affect the conclusions stated herein.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Mergers. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP